Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Berkeley Lights, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.00005 par value per share	Rule 457(c) and Rule 457(h)	2,886,762	(2)	$1.66	(4)	$4,792,024.92	$0.00011020	$528.08

Equity	Common stock, $0.00005 par value per share	Rule 457(c) and Rule 457(h)	721,690	(3)	$1.42	(5)	$1,024,799.80	$0.00011020	$112.93

Total Offering Amounts							$5,816,824.72		$641.01

Total Fee Offsets(6)									$—

Net Fee Due									$641.01

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2020 Incentive Award Plan (the “2020 Plan”) and the 2020 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)	Represents the additional shares of the Registrant’s common stock available for issuance under the 2020 Plan resulting from an annual increase as of January 1, 2023.

(3)	Represents the additional shares of the Registrant’s common stock available for issuance under the ESPP resulting from an annual increase as of January 1, 2023.

(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price for shares reserved for future issuance under the 2020 Plan are based on the average of the high and the low price of Registrant’s common stock as reported on the Nasdaq Global Select Market on February 24, 2023. (5) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price for shares reserved for future issuance under the ESPP are based on 85% of the average of the high and the low price of Registrant’s common stock as reported on the Nasdaq Global Select Market on February 24, 2023. Pursuant to the ESPP, the purchase price of the shares of Registrant’s common stock reserved for issuance thereunder will be 85% of the fair market value of the Common Stock on the first trading day of the offering period or on the exercise date, whichever is less.

(6)	The Registrant does not have any fee offsets.